Exhibit 3.5

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

(AS AMENDED OCTOBER 27, 2006)

1.	Independence.

a.	The Committee shall be composed solely of independent directors.

b.	The Committee shall be responsible for monitoring the independence of the Board.

2.	Board and Board Committee Matters. The Committee shall be responsible for:

a.	identifying and recommending (to the Board and stockholders, as applicable) qualified individuals for Board membership.

b.	considering and recommending nominees to stand for election at the annual meeting of stockholders.

c.	selecting and recommending Board committee membership.

d.	selecting and recommending Board committee chairmen.

e.	retaining and terminating search firms used to identify director candidates, including approving fees and terms of retention.

f.	determining director qualification standards.

g.	determining Committee membership standards, including reviewing [on an annual basis] Committee charters.

3.	Board Functions. The Committee shall be responsible for:

a.	setting Board and Board Committee performance goals.

b.	evaluating the composition, size, structure, practices and effectiveness of the Board on an annual basis and making recommendations.

c.	recommending improvements to the functioning and effectiveness of the Board.

d.	developing and overseeing Board Governance Principles.

e.	developing and maintaining

(i)	orientation program for new Board members and

(ii)	continuing education for all Board members, including governance matters.

4.	Board Administration. The Committee shall be responsible for:

a.	overseeing and reviewing management’s processes for providing information to the Board.

b.	overseeing meeting schedules and timing, standing agenda items and meeting materials.

5.	Officer Appointments. The Committee shall be responsible for:

a.	nominating individuals to be elected as officers of the Company for submission to the Board.

b.	overseeing the appointment of corporate officers by the Chief Executive Officer.

6.	Meetings. The Committee shall meet on a regular basis, no less than [2] times in a calendar year.

7.	Company Subsidiaries. The Committee shall be responsible for overseeing and approving the membership and composition of the boards of directors of the Company’s direct and indirect subsidiaries. The Committee shall also review proposed officer appointments for the Company’s direct and indirect subsidiaries.

8.	Compensation and Related Matters. The committee shall be responsible for:

a.	evaluating director compensation.

b.	reviewing D&O insurance matters.

c.	reviewing Board indemnification matters.

9.	General. The Committee shall perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.